Granite City Food & Brewery Reports Second Quarter 2006 Sales Results
YTD Comparable sales up 5.3% driven by increased guest traffic

MINNEAPOLIS July 17, 2006 — Granite City Food & Brewery Ltd. (Nasdaq Capital Market: GCFB) today reported sales results for the second quarter ended June 27, 2006.

For the quarter ended June 27, 2006, total revenue was $14.4 million compared to $8.5 million for the second quarter of 2005, an increase of approximately 69%. Comparable restaurants sales increased 5.1% in the second quarter of 2006 over the second quarter of 2005. For the twenty-six weeks ended, June 27, 2006 total revenue was $26.3 million compared to $16.4 million for the same period last year, an increase of approximately 60%. Year to date comparable restaurants sales increased 5.3%. Comparable restaurant sales include restaurants in operation for over eighteen months. At the end of the second quarter ended June 27, 2006 the Company had thirteen opened restaurants, of which eight were in the Company’s comparable restaurant base.

Commenting on comparable restaurant sales, Steve Wagenheim, Granite City Food & Brewery’s President and Chief Executive Officer stated, “As we previously mentioned, 2006 is an important milestone for our Company in terms of providing meaningful information on our comparable restaurant sales. For much of 2005 we had only three restaurants in our comparable restaurant base. For all of 2006, we will have the same eight restaurants in our comparable restaurant base and, as such, we are excited about the 5.3% increase in our comparable restaurant sales we have seen to date. More important to note is that this comparable restaurant sales increase is being driven by increases in guest count – that is, restaurant traffic – and not increases in check average. We think that growing sales with traffic is important because that leaves us open to future menu pricing opportunities and it indicates that we are generating repeat customers and new customers with our exceptional food and service.”

Granite City Food & Brewery Ltd. currently operates 13 Granite City Food & Brewery casual dining restaurants featuring made-from-scratch food and handcrafted beers. Its broad menu offers traditional and regional foods served in generous portions at reasonable prices, affording guests an excellent value and great dining experience. Its first Granite City opened in St. Cloud, MN in June 1999. Subsequently, the company opened restaurants in Sioux Falls, SD, Fargo, ND, Des Moines, Cedar Rapids and Davenport, IA, Lincoln, NE, Maple Grove and Eagan, MN, East Wichita, Kansas City and Olathe, KS, and Kansas City, MO.

Safe Harbor and Non-GAAP Financial Measurements

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, the ability to obtain financing for, and complete construction of, additional restaurants at acceptable costs, our ability to implement and execute Fermentus Interruptus and the risks and uncertainties described in our Annual Report on Form 10-KSB for the fiscal year ended December 27, 2005, filed with the Securities and Exchange Commission on March 27, 2006.

Finally, this press release contains certain non-GAAP financial measures, specifically references to comparable restaurant sales. Comparable restaurant sales, as we define them, may not be comparable to similar measurements used by other companies and are not measures of performance or liquidity presented in accordance with GAAP. These non-GAAP measurements should not be used as a substitute for financial data prepared in accordance with GAAP.

Contact:	Daniel H. Bauer Chief Financial Officer

(952) 215-0660